Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Symantec Corporation:

We consent to the use of our reports dated May 17, 2013, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of March 29, 2013 and March 30, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 29, 2013, and the effectiveness of internal control over financial reporting as of March 29, 2013, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

October 24, 2013